NEWS

Reynolds and Reynolds Announces Additional Extension of Solicitation of
Consents and Waivers From Holders of 7% Notes Due December 15, 2006

DAYTON, OHIO, February 17, 2006 – The Reynolds and Reynolds Company (NYSE: REY) announced today that it has further extended the expiration date of its previously announced solicitation of consents and waivers from holders of its outstanding $100.0 million principal amount of 7% Notes due December 15, 2006 (the “Notes”).

The solicitation, which was previously scheduled to expire at 5:00 p.m., New York City time, on February 16, 2006, has been extended and will now expire at 5:00 p.m., New York City time, on February 23, 2006, unless further extended. Reynolds will announce any further extension of the solicitation by press release no later than 9:00 a.m., New York City time, on February 24, 2006. Note holders may deliver their consents at any time on or prior to the expiration date.

The solicitation is subject to certain conditions and presents certain risks, as set forth more fully in the solicitation statement dated February 1, 2006 related to the solicitation. This document and the related consent letter contain important information, and holders should read them carefully before making any decision with respect to the solicitation.

Reynolds has retained J.P. Morgan Securities Inc. to serve as the solicitation agent for the solicitation, and Global Bondholder Services Corporation to serve as the information and tabulation agent.

Copies of the solicitation statement and related documents may be obtained at no charge by contacting the information and tabulation agent by telephone at (866) 470-4300 (toll-free) or (212) 430-3774, or in writing at 65 Broadway — Suite 704, New York, NY 10006. Questions regarding the solicitation may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-4802 (collect).

This announcement is not a solicitation of consents with respect to the Notes. The solicitation is being made solely by the solicitation statement and the related consent letter. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the solicitation will be deemed to be made on behalf of Reynolds by the solicitation agent, or one or more registered broker dealers under the laws of such jurisdiction.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the Company may be identified by the use of words such as “may have to,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the newly scheduled date for the Company’s annual meeting; changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the Company’s responses to accounting comments from the SEC Staff; the timing and substance of the resolution of the Company’s revenue recognition policy review and of outstanding SEC comments which may result in changes, that, individually or in the aggregate, may be material to the Company’s financial condition, results of operations or liquidity; the type and number of changes to the Company’s revenue recognition policy and the time and documentation necessary to implement such changes in order to prepare and have audited financial statements; whether a restatement will be required for any matter other than revenue recognition or auction rate securities or the two-class method of earnings per share; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or a further delay of the Company’s annual meeting of shareholders for 2006, the listing of the Company’s common stock on the New York Stock Exchange, the funding availability under the Company’s credit facilities or upon outstanding debt obligations; the Company’s ability to secure necessary waivers from lenders for the delay in filing its Form 10-K; the Company’s ability to maintain adequate cash balances for operating and for debt defeasance; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay or restatement of the Company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2004.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. The Company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com